Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 27, 2010, with respect to the consolidated financial statements of Motorsports Authentics, LLC for the period ended November 30, 2009, which is included in the Annual Report of International Speedway Corporation on Form 10-K for the year ended November 30, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of International Speedway Corporation on Form S-8 (File No.’s 333-65868 and 333-164867, effective July 26, 2001 and February 11, 2010, respectively).

/s/ Grant Thornton LLP

Charlotte, North Carolina

January 27, 2012